Contact:Investor Relations:Gary Brandt             Media:Josh Howell
                          601-360-8544             601-360-8750

FOR IMMEDIATE RELEASE

               WORLDCOM, INC. AMENDS EXCHANGE OFFERS AND CONSENT
           SOLICITATIONS FOR CERTAIN MFS COMMUNICATIONS COMPANY, INC.
                                     NOTES

Jackson, Mississippi, August 5, 1997 - WorldCom, Inc. (Nasdaq:WCOM) announced today that it is amending the previously announced Exchange Offers and Consent Solicitations relating to approximately $1.359 billion of debt of its subsidiary, MFS Communications Company, Inc.

The Company stated that it is increasing the consent solicitation fees it will pay to holders of MFS notes who consent to certain amendments to eliminate certain restrictive covenants and to amend certain other provisions of the respective indentures of the MFS notes. Subject to the terms and conditions contained in the prospectus, prospectus supplement and letters of transmittal related to the Consent Solicitations and concurrent Exchange Offers, WorldCom will now pay each holder of MFS notes who gives a valid consent on or prior to the expiration of the Exchange Offers a cash fee in an amount equal to 0.375 percent of the Accreted Value (as defined in the notes) as of July 15, 1997 of the MFS 9-3/8 percent senior discount notes due 2004 and 0.75 percent of the Accreted Value (as defined in the notes) as of July 15, 1997 of the MFS 8-7/8 percent senior discount notes due 2006. All holders whose validly tendered MFS notes are accepted for exchange will be entitled to the applicable cash fee, as amended.

WorldCom also is amending the terms of the Exchange Offers and Consent Solicitations providing for the consummation of the Exchange Offers and the adoption and effectiveness of the proposed amendments to the respective indentures of the MFS notes. Subject to the receipt of consents with respect to a majority in principal amount of both series of MFS notes and the satisfaction or waiver by WorldCom of any other conditions to the Exchange Offers and Consent Solicitations, WorldCom may elect to accept validly tendered MFS notes, and the proposed indenture amendments may become operative, prior to the expiration of the Exchange Offers. In such event, the Exchange Offer and the Consent Solicitation with respect to any MFS notes that were not previously tendered or accepted will remain open to all holders of such MFS notes until the expiration date. WorldCom notes will be delivered and consent solicitation fees and other cash payments, if any, will be made, with respect to validly tendered MFS notes that have been accepted by the

Company, on the third business day following the Company's acceptance of such validly tendered MFS notes, or as soon as practicable thereafter.

The expiration time of the Exchange Offers and Consent Solicitations has been extended to 5:00 p.m., New York City time, on August 19, 1997. Withdrawal rights have expired and have not been extended.

According to a preliminary count by the Company's exchange agent, Harris Trust and Savings Bank, as of 10:30 p.m. EST on August 4, 1997, approximately $404.7 million (approximately 51 percent) and $336.7 million (approximately 37 percent) aggregate principal amount at stated maturity, as of the date of their original issuance, of MFS 9-3/8 percent notes and MFS 8-7/8 percent notes, respectively, had been validly tendered for exchange by the holders of such notes. The obligations of WorldCom to consummate the respective Exchange Offer with respect to either series of MFS notes is conditioned upon, among other things, receipt of consents from holders of a majority in aggregate principal amount outstanding of MFS notes of each series.

In the Exchange Offers, the Company is offering to exchange $686,402,000 newly issued 9-3/8 percent senior notes due January 15, 2004 for any and all of the outstanding 9-3/8 percent senior discount notes due January 15, 2004 of MFS and $671,849,000 newly issued 8-7/8 percent senior notes due January 15, 2006 for any and all outstanding 8-7/8 percent senior discount notes of MFS due January 15, 2006.

The terms of the Exchange Offers and Consent Solicitations are contained in WorldCom's prospectus and consent solicitation dated July 3, 1997, as supplemented by a supplement dated August 5, 1997, and the related letters of transmittal and consent. The prospectus supplement will be mailed to all holders of MFS notes. Tenders of MFS notes may not be withdrawn, nor may the related consents be revoked, unless the applicable Exchange Offer is extended and contains new terms materially adverse to those holders who had previously tendered the MFS notes.

Salomon Brothers Inc and Goldman, Sachs & Co. are the dealer managers for the Exchange Offers and Consent Solicitations.

WorldCom is a global business telecommunications company. Operating in more than 50 countries, the Company is a premier provider of facilities-based and fully integrated local, long distance, international and Internet services. WorldCom subsidiary, UUNET Technologies, Inc., is the world's largest provider of Internet services. WorldCom's World Wide Web address is http://www.wcom.com. The common and depositary shares of WorldCom trade on the Nasdaq National Market (U.S.) under the symbol WCOM and WCOMP, respectively.

The Exchange Offers and Consent Solicitations are made solely by the prospectus and consent solicitation dated July 3, 1997, as supplemented by a supplement dated August 5, 1997, the related letters of transmittal and consent, and any amendments or supplements thereto. Copies of the prospectus, as supplemented and transmittal materials can be obtained from MacKenzie Partners, Inc., the information agent for the Exchange Offers and Consent Solicitations, at the following address:

                          MacKenzie Partners
                          156 Fifth Avenue
                          New York, New York, 10010
                          (212) 929-5500 (collect)
                          (800) 322-2885 (toll free)

This announcement is neither an offer to purchase nor a solicitation of an offer to sell WorldCom notes or MFS notes. The Exchange Offers and Consent Solicitations are not being made to, nor will tenders be accepted from, or on behalf of, holders of MFS notes in any jurisdiction in which the making of the Exchange Offers and Consent Solicitations or the acceptance thereof would not be in compliance with the laws of such jurisdiction. In any jurisdiction where securities, blue sky laws or other laws require the Exchange Offers and Consent Solicitations to be made by a licensed broker or dealer, the Exchange Offers and Consent Solicitations will be deemed to be made on behalf of WorldCom by the dealer managers or one or more registered brokers or dealers licensed under the laws of such jurisdiction.





                                       30